Master Government Securities LLC
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 9/30/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six month period ended September 30, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/04/2007	$48,100	Merrill Lynch Government	5.25%	4/11/07
04/11/2007	47,900	Merrill Lynch Government	5.25	4/18/07
04/18/2007	47,300	Merrill Lynch Government	5.24	4/25/07
04/25/2007	47,300	Merrill Lynch Government	5.21	5/2/07
05/02/2007	47,400	Merrill Lynch Government	5.21	5/9/07
05/09/2007	48,300	Merrill Lynch Government	5.20	5/16/07
05/16/2007	50,500	Merrill Lynch Government	5.21	5/23/07
05/23/2007	47,200	Merrill Lynch Government	5.21	5/30/07
05/30/2007	46,700	Merrill Lynch Government	5.24	6/6/07
06/06/2007	47,000	Merrill Lynch Government	5.21	6/13/07
06/13/2007	46,700	Merrill Lynch Government	5.23	6/20/07
06/20/2007	46,700	Merrill Lynch Government	5.19	6/27/07
06/22/2007	14,139	Unitd States Treasury	4.98	7/19/07
06/27/2007	46,300	Merrill Lynch Government	5.13	7/5/07
07/05/2007	46,000	Merrill Lynch Government	5.20	7/11/07
07/11/2007	46,500	Merrill Lynch Government	5.19	7/18/07
07/18/2007	46,700	Merrill Lynch Government	5.20	7/25/07
07/25/2007	47,400	Merrill Lynch Government	5.22	8/1/07
08/01/2007	46,800	Merrill Lynch Government	5.21	8/8/07
08/08/2007	45,700	Merrill Lynch Government	5.23	8/15/07
08/15/2007	47,000	Merrill Lynch Government	4.55	8/22/07
08/22/2007	50,800	Merrill Lynch Government	4.50	8/29/07
08/29/2007	53,400	Merrill Lynch Government	5.25	9/5/07
09/05/2007	53,800	Merrill Lynch Government	5.20	9/12/07
09/12/2007	53,200	Merrill Lynch Government	4.80	9/19/07
09/19/2007	55,900	Merrill Lynch Government	4.65	9/26/07
09/26/2007	53,000	Merrill Lynch Government	4.25	10/3/07